Exhibit 99.1

Astra Space Inc. Receives and Subsequently Cures Deficiency Notice from Nasdaq Due to Late 10-Q Filing

Alameda, California—May 31, 2024— Astra Space, Inc. (“Astra”) announced that on May 22, 2024, it received a deficiency notice from Nasdaq indicating that, because Astra did not timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 with the Securities and Exchange Commission (the “SEC”), Astra was not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires Nasdaq-listed companies to timely file all required periodic financial reports with the SEC. As previously reported by Astra on its Notification of Late Filing on Form 12b-25, filed with the SEC on May 14, 2024, Astra was unable to file its Form 10-Q without unreasonable effort or expense by the prescribed due date for such filing. As previously disclosed on Astra’s Current Reports on Form 8-K filed with the SEC on April 19, 2024, and April 26, 2024, respectively, Astra is not currently in compliance with Nasdaq Listing Rules 5450(a)(1) (the “Minimum Bid Price Requirement”) and 5550(b)(1) (the “Minimum Stockholders’ Equity Requirement”).

The May 22, 2024, deficiency notice had no immediate effect on the listing of Astra’s Class A common stock. The notice provides that Astra has until July 22, 2024, to submit to Nasdaq a plan to regain compliance with the Rule. Subsequently, on May 29, 2024, Astra filed its Form 10-Q for the quarter ended March 31, 2024, and regained compliance with Nasdaq Listing Rule 5250(c)(1).

There can be no assurance that Nasdaq will accept any plan or grant an exception period, that any hearing would be successful or that Astra will be able to regain compliance with the Minimum Bid Price Requirement or the Minimum Stockholders’ Equity Requirement within the deadline or any exception period that may be granted, or maintain compliance with the other continued listing requirements set forth in the Nasdaq Listing Rules.

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About Astra Space, Inc.

Astra’s mission is to improve life on Earth from space by creating a healthier and more connected planet. Today, Astra offers one of the lowest cost-per-launch dedicated orbital launch services, and one of the industry’s leading flight-proven electric propulsion systems for satellites, the Astra Spacecraft Engine. Visit astra.com to learn more about Astra.

Safe Harbor

Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) our failure to meet projected development and delivery targets, including as a result of the decisions of governmental authorities or other third parties not within our control or delays associated with our move-in to our new production facility; (ii) changes in applicable laws or regulations; (iii) the ability of the Astra to meet its financial and strategic goals, due to, among other things, competition; (iv) the ability of Astra to pursue a growth strategy and manage growth profitability; (v) the possibility that Astra may be adversely affected by other economic, business, and/or competitive factors and (vi) other risks and uncertainties described discussed from time to time in other reports and other public filings with the Securities and Exchange Commission, including our registration statements, annual reports and quarterly reports.

Investor Contact:

investors@astra.com

Media Contact:

press@astra.com